EXHIBIT A

CERTIFICATE OF DESIGNATIONS
OF
SERIES A 10% CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
NEXT 1 INTERACTIVE, INC.
a Nevada Corporation

Pursuant to NRS 78.1955

NEXT 1 INTERACTIVE, INC., a Company organized and existing under the Business Law of the State of Nevada (the “Company”),

RESOLVED, that pursuant to the authority vested in the Board of Directors of Next 1 Interactive, Inc., a Nevada corporation (the “Corporation”) by the Articles of Incorporation of the Corporation, a series of preferred stock of the Corporation be, and it hereby is, created out of the authorized but unissued shares of the Preferred Stock of the Corporation, such series to consist of 3,000,000 shares, par value $.01 per share and designated as Series A 10% Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”).  The voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock are as follows:

1.           Dividend Provisions.  The holders of the Series A Preferred Stock shall be entitled to receive cash dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on any other class of Preferred Stock and Common Stock of the Corporation at an annual rate of 10% of the $1.00 liquidation preference per share (equal to $.10 per share per annum) payable as, when and if declared by the Board of Directors.  Dividends shall accrue on each share of Series A Preferred Stock from the date of issuance thereof, whether such dividends are declared or not or whether paid or not, and shall be cumulative.  Such dividends shall be payable on the first day of each April, July, October and January, commencing with respect to each share of Series A Preferred Stock, on the first of such dates to occur after the issuance of such share (each such date a “Dividend Payment date”) to the holders of record at the close of business on the fifteenth day of each March, June, September and December.  All dividends paid with respect to shares of Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.  Dividends on the Series A Preferred Stock shall be paid pro rata to the holders entitled thereto.  Dividends, if paid, or if declared and set apart for payment, must be paid, or declared and set apart for payment, on all outstanding shares of Series A Preferred Stock contemporaneously.  Dividends on the Series A Preferred Stock shall be cumulative.  If any dividend shall not be paid or declared on a Dividend Payment Date, for any reason, the right of the holders to receive such dividend shall not lapse or terminate but each such dividend shall accrue and be paid to such holders, when, as and if authorized by the Board of Directors, subject to the conversion provisions of Section 4 (b) below.  No dividend shall be paid to the holders of any other shares until all dividends, including accrued dividends, then owing to the holders of Series A Preferred Stock, shall have been paid in full.

2.	Liquidation Preference.

  a. In the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (any of the foregoing, a “liquidation”), holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common Stock or any other series of Preferred Stock by reason of their ownership thereof an amount per share equal to $1.00 for each share (as adjusted for any stock dividends, combinations or splits with respect to such shares) of Series A Preferred Stock held by each such holder, plus the amount of accrued and unpaid dividends thereon (whether or not declared) from the beginning of the dividend period in which the liquidation occurred to the date of liquidation.  After payment of the full amount of the liquidating distributions to which they are entitled pursuant to the preceding paragraph, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.  In the event that, upon any such liquidation the available assets of the Corporation are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Shares, then the holders of the Series A Preferred Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise respectively would be entitled.

  b. A consolidation or merger of this Corporation with or into any other corporation or corporation (other than a wholly-owned subsidiary or parent corporation) or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by this Corporation of a transactions or series of related transactions in which more than 50% of the voting power of this Corporation is disposed of, shall be deemed to be a liquidation within the meaning of this Section 2.

3.           Notice of Record Date.  In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each applicable holder of Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

4.	Redemption and Conversion.

a.           The Series A Preferred Stock is redeemable at the rate of $1.00 for each Series A Preferred Stock.

b.           Subject to the availability of authorized and unissued shares of Series A Preferred Stock, the holders of Series A Preferred Stock may, by written notice to the Corporation, elect to convert all or part of any unpaid accrued cumulative dividend into additional shares of Series A Preferred Stock, at the rate of $0.50 for each additional share of Series A Preferred Stock.  From the date of issuance thereof, all Series A Preferred Stock issued as a result of conversion of unpaid dividends shall have the same terms, rights and privileges as other shares of Series A Preferred Stock.

c.           Except as hereinafter provided, each holder of Series A Preferred Stock may elect to convert all or any part of such holder’s shares into Common Stock at a conversion rate of $.50 per share. A holder of Series A Preferred Stock electing to convert in accordance with this Section 4c shall notify the Corporation in writing (a “Conversion Notice”).  Within ten (10) days after receipt of such notice the Corporation shall notify such holder, in writing, either (i) that the Corporation accepts the notice of conversion and, within ten (10) days of surrender of the certificates evidencing the shares of Series A Preferred Stock to be converted, shall issue such certificated evidencing the share of Common Stock into which the Series A Preferred Stock have been converted, or (ii) notify the converting holder (a “Denial Notice”) that the Board of Directors has determined that it is in the best interest of the Corporation to not permit conversion of the Series A Preferred Stock in order to retain sufficient authorized, but unissued shares of Common Stock for purposes of acquiring additional equity funding of the Corporation in which case the Series A Preferred Stock which were the subject of the Conversion Notice shall continue to be outstanding and entitled to all other rights and benefits under this Certificate of Designations.  Unless otherwise expressly permitted by a resolution of the board of Directors of the Corporation, a holder of Series A Preferred Shares who has received a Denial Notice may not send the Corporation another Conversion Notice until at least six (6) months following receipt of a Denial Notice.

d.           Except as hereinafter provided, each holder of the Series A Preferred Stock may elect to convert all or part of such holder’s shares (excluding any shares issued pursuant to Section 4 (b) upon conversion of unpaid dividends) into debt obligations of the Corporations (the “Converted Debt”), secured by a security interest in all of the Corporation and its subsidiaries, at the rate of $0.50 of debt for each share of Series A Preferred Stock.  Notice of such election (a “Debt Conversion Notice”) shall be given to the Corporation in writing.  The Converted Debt shall be evidenced by a promissory note from the Corporation to the converting holder, secured by a security interest in all goods, accounts, chattel paper, deposit accounts, general intangibles, document, instruments and investment property now owned or hereafter acquired by the Corporation or its subsidiaries, pursuant to a security agreement, each in a commercially reasonable form, replacing any prior note for the same debt and providing for interest on the Converted Debt at the rate of eighteen percent (18%) per annum, with principal and accrued interest payable upon demand at any time after the date which is six (6) months after the date of the Debt Conversion Notice.  The converting holder shall be entitled to file financing statements perfecting the security interest granted by the security agreement provided for in this Section 4(d) at the Corporation’s expense.  The Corporation shall execute and authorize such other documents, agreements and instruments as are reasonably necessary to document the Converted Debt and the security interests provided herein and in the security agreement.  Notwithstanding the foregoing, (i) the Converted Debt with respect to any Series A Preferred Stock shall not exceed the amount of a holder’s Officer Debt or Officer Guaranty Compensation (each as hereinafter defined) in conversion of which such holder’s Series A Preferred Stock was originally issued, and (ii) a conversion pursuant to this Section 4(d) shall not be permitted with respect to any Series A Preferred Stock issued in consideration of Officer Guaranty Compensation to the extent the Supporting Guaranty and/or the Supporting Collateral (each as hereinafter defined) have been released.  As used herein, “Officer Debt” means the dollar amount previously loaded to the Corporation by a holder of the Series A Preferred Shares, and in conversion of which the Corporation, has issued such officer his or her shares of Series A Preferred Shares.  As used herein, “Officer Guaranty Compensation” means the dollar amount of debt or other obligations of the Corporation for which a holder of Series A Preferred Stock has previously provided a personal guaranty (a “Supporting Guaranty”) and/or pledged personal assets as security (the “Supporting Collateral”), and in consideration for which the Corporation has issued such holder his or her Shares B Preferred Shares.

5.           Voting Rights.    The holders of record of shares of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the shareholders of  the Corporation and shall be entitled to one hundred (100) votes of each share of Series A Preferred Stock.

6.           Security Interest. As security for the payment and performance of all obligations of the Corporation under this Certificate of Designations, and for so long as any share of Series A Preferred Stock is outstand, the Corporation hereby grants to each holder of Series A Preferred Stock ratably a security interest in all goods, accounts, chattel paper, deposit accounts, general intangibles, documents, instruments and investment property now owned or hereafter acquired by the Corporation or its subsidiaries. The Corporation authorizes the filing of such financing statements and other instruments or documents as may be reasonably necessary to perfect the security interest granted herein.  In the event of a default by the Corporation under any of the provisions of this Certificate of Designations, the holders of the Series A Preferred Stock shall have all the rights, benefits and obligations of a secured party under applicable law, including, without limitation, the Nevada Uniform Commercial Code, as amended from time to time.

7.           Restriction on Transfer. Except for a transfer or assignment to a family member, a trust for the benefit of a holder, a transfer by bequest or inheritance or to an entity controlled by a holder, the holder of the Series A Preferred Shares shall not be entitled to transfer, encumber or assign such shares or any interest therein without the prior consent of the Corporation.